Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-205373 and 333-236102) and Form S-3 (No. 333-229244) of Energizer Holdings, Inc. of our report dated November 16, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

St. Louis, Missouri

November 16, 2021